Exhibit 99.2

AEGION CORPORATION
November 2, 2017
9:30 a.m. ET

Operator:
Good morning and welcome to Aegion Corporation’s third quarter 2017 earnings call. At this time, all participants are in a listen-only mode. Later, there will be a question and answer session and instructions will follow at that time. If anyone requires assistance during this call, please press star then zero on your touch tone telephone. As a reminder, this event is being recorded.

It is my pleasure to turn the call over to your host, Heather Krapf, Investor Relations. Heather, you may proceed.

Heather Krapf:
Good morning and thank you for joining us today. On the line with me are Chuck Gordon, Aegion’s President and Chief Executive Officer, and David Martin, Executive Vice President and Chief Financial Officer.

We posted a presentation that will be referenced during the prepared remarks on Aegion’s website at aegion.com/investors/webcasts. You will find our Safe Harbor statement in the presentation and the press release issued yesterday evening.

During this conference call and in the presentation materials, the Company will make forward-looking statements, which are inherently subject to risk and uncertainty. The Company does not assume the duty to update forward-looking statements.

I will now turn the call over to Chuck Gordon.

Chuck Gordon:
Thank you Heather and good morning to everyone joining us on the call today.

As you read in yesterday’s press release, Aegion’s third quarter adjusted EPS results came in on par with the results from Q3 of 2016. This was the result of mixed performance marked by record revenues and improved profitability within our core North American CIPP business, sharply improved execution and profit from our cathodic protection business compared to the first half of 2017, and continued year-over-year quarterly profit increases from Energy Services. However, ongoing operational challenges within the Infrastructure Solutions businesses that are in restructuring created $0.10 per share drag on Q3 adjusted results. Additionally, the Corrosion Protection and Infrastructure Solutions segment results were negatively impacted by the hurricane events in Florida and South Texas. We were fortunate to sustain only minor damage to our property and assets resulting in a relatively minor impact on the overall Q3 earnings of less than $0.02 per share.

I will spend some time discussing these factors in more detail, our outlook for the remainder of the year, and - more importantly - how we are positioning Aegion for growth in 2018 and beyond.

If you turn to Slide 3, I want to highlight three key messages as we look at the business today. First, our key markets remain strong and our core businesses are sound. Second, we continue to aggressively pursue the restructuring of underperforming portions of the Infrastructure Solution segment, which includes operations in Australia, Denmark and Fyfe North America. And finally, we are excited about the multiple growth opportunities that are driving an improved profit outlook for 2018 and the attainment of our long-term performance goals.

Building more on my first point, our North America CIPP rehabilitation business set another high water mark for quarterly revenues and improved profitability versus Q3 of 2016, even without the benefit of the royalty settlement we received during the quarter. The North America CIPP rehabilitation business remains well positioned for continued growth with good market demand, contract backlog near historical highs, and consistently strong operating margins.

Our cathodic protection business is another key contributor to the Aegion portfolio. In the third quarter, we delivered improved financial results on the heels of multiple leadership changes in the first half and efforts to strengthen operational execution as well as match investments and spending with the market opportunities in Canada.

Energy Services results were up year over year for the third consecutive quarter, and are evidence that our past restructuring efforts have taken hold to develop a disciplined business capable of generating earnings growth over the long term in the stable West Coast downstream oil and gas market.

Turning to Slide 4, I'll provide an update on our strategic initiatives to strengthen the portfolio. Over the last few months we announced a number of actions to address the long term viability and positioning of our technologies and services in all of our end markets.

Our decision to divest the pipe coating and insulation business in Louisiana was done to limit the earnings lumpiness that can be experienced from the volatility of large project opportunities. We are pleased that the sales process is progressing as expected, and we have numerous interested bidders in the second phase, which includes management presentations at our facilities in New Iberia. Divestiture processes are quite difficult to predict. However, we are encouraged by the progress and interest in the asset, and we currently expect to have a transaction completed in early 2018.

Also, within the Corrosion Protection platform we completed efforts in Canada to right size the cathodic protection services organization to match our view of current and future market realities. This resulted in cost reductions in the third quarter with the goal of bringing annualized costs down by $3 million. I’m pleased that we saw a sharp improvement in profitability in the quarter compared to the first have results, and we expect continued progress as the full impact of those actions takes hold.

Within our Infrastructure Solutions platform, we are focusing efforts to restructure three businesses. Our Tyfo Fibrwrap® North America operations and our CIPP operations in both Denmark and Australia. We elected to exit the non-pipe contract application of our Tyfo Fibrwrap® technology due to its smaller project scopes that often positioned us as a subcontractor without the leverage to manage project risk. However, we will continue to use our expertise in fiber reinforced polymers to promote third-party product sales and provide technical engineering support in the civil structural market.

As part of this repositioning, we completed an impairment assessment in the third, quarter of the long lived assets and good will for the Fyfe reporting unit and incurred a non-cash pretax charge of approximately $86 million. As we work to complete remaining civil and structural work in backlog, projects in the loss position negatively impacted operating results in the quarter. We expect these projects to be fully completed early next year and to return the Fyfe business to a profitable position with an estimated cost reduction of approximately $7 million.

During the third quarter we also completed a more detailed assessment of our CIPP businesses in Australia and Denmark, and initiated restructuring programs in both countries. Actions include consolidation of regional offices to drive more centralized oversight and consistency, improving project management and execution through leadership changes and right sizing overheads to match market demand in both countries. We are targeting annualized cost reductions between $3 million and $4 million from these efforts.

These three businesses alone which accounted for less than 10% of our year-to-date revenues have led to adjusted operating losses of more than $11 million, or $0.22 per share year-to-date in 2017. The CIPP businesses in Denmark and Australia along with Fyfe North America are intended to be supplemental growth drivers to our core

North America CIPP operations, but have actually diluted much of the strength we've seen in the rest of Infrastructure Solutions platform in 2017. These are unacceptable results and we are working aggressively to return all three businesses to profitability in early 2018.

Combined with additional initiatives to reduce corporate costs, we expect total restructuring costs to be between $12 million and $15 million and to yield estimated cost reductions in excess of $17 million to be fully realized in 2018. We will continue to look for ways to reduce unnecessary costs in order to overcome the impacts of inflation and to help fund selected investments in spending to grow the business.

I’ll shift now to a discussion of our current outlook and key catalysts for growth within each of our operating platforms. Starting with infrastructure solutions on Slide 5, Insituform North America had another record quarter in revenues and contribution to consolidated profitability. New orders for the infrastructure solution segment through the first nine months of 2017 have increased by 21% compared to prior year to $527 million, and the ending backlog position as of September 30 was near historical highs at $359 million. The market is expected to stay strong through the end of 2017 and into 2018.

These favorable trends are setting the platform up to deliver revenue growth in 2017 that exceeds the three-year low to mid-single digit target. Operating margins for the segment are expected to come in below the prior year due to the challenges experienced in the restructured operations. However, we expect North America CIPP margins to be better than the prior year despite pressures from rising input costs and investments to better reach underserved markets.

Looking beyond 2017, we expect platform growth to come from three key catalysts. Significant improvement in both profitability and market strength for restructured operations, ongoing strength in the North America CIPP business and improved pressure pipe market penetration as new product development adds to our portfolio of solutions.

Looking at the corrosion protection platform on Slide 6, our outlook for the year remains intact with revenue growth in the mid-teens and mid-single digit operating margins. In a year where we should have seen profits buoyed by our strong performance on the large deep water project, results were muted by underperformance in our cathodic protection business particularly in the first half of the year.

We were unable to execute to budget on several cathodic protection system construction projects in the U.S. midstream pipeline market. Additionally, we haven't seen the volumes in Canada needed to support the cost structure of the business.

I mentioned last quarter that we hired a new U.S. general manager in May who has over 20 years of experience managing industrial services business. We also added strength and depth to the organization with the addition of several key mid-level managers all with relevant industry experience. The benefits of these actions began to be realized in Q3 with project margins across all key revenue streams improving sharply over the first half. We need to continue to earn the right to grow share with our customers through more consistent execution. We’re encouraged by these recent trends as well as expected performance improvements to be realized from the restructuring actions in the Canadian market.

Looking at our backlog for next year, we benefitted from a 5% increase in orders in the third quarter and, excluding the large deep water pipe coating and insulation project, Corrosion Protection's backlog increased 47% to $185 million compared to September 30th, 2016. Within that total, we’ve discussed four key contracts that will be primarily executed in 2018, but will begin activities in 2017. First, we secured two related contracts in the Middle East for onshore and offshore internal pipe weld coatings using our robotics technology. The combined value is approximately $35 million with over 75% related to offshore work that is planned for 2018 at very attractive gross margins consistent with other offshore projects we’ve completed in the region. Second, we were awarded two contracts in Central and South America valued at approximately $10 million for our Tite Liner® pipe linings technology to protect oil and mining pipelines.

Execution on these key projects will be critical to securing additional high value awards within the Middle East and other international markets over the next 12 to 18 months. Looking forward, we also expect technology to be an enabler of platform growth through the ongoing roll out of our asset integrity management program.

The strong backlog position across the business including the high margin international projects, the restructuring activities in Canada, and improved execution in the U.S. cathodic protection business makes us optimistic that segment profit will be strong in 2018, even though we don't expect to completely overcome the positive impact of the deep water project on expected 2017 results.

Let’s shift to Slide 7 to review the outlook for Energy Services. The platform delivered improved year-over-year performance for the third consecutive quarter and we expect that trend to continue as we close out the year. Revenues are anticipated to grow more than 15% over the prior year with operating margins expected to reach nearly 2.5%. The platform has made significant strides since the downsizing of our upstream operations in Central California in the Permian Basin in 2016, and we are encouraged by further growth prospects as we’re looking forward.

Backlog grew 20% year-over-year to $213 million, representing the highest level since 2015 with strong activity across maintenance, turnarounds, and the construction business. As we look to 2018, we expect continued success in partnering with customers in California to help them stay in compliance with local labor laws. We are also reviewing, at our customer's request, potential opportunities to expand our portfolio of service offerings.

That wraps up the review of each of the platforms. Looking at Aegion in total, we expect to finish the year with adjusted EPS largely in line with 2017. This view is tempered from our previous estimates due to the losses we've incurred in our restructured operations. As we enter 2018 the momentum in our key markets combined with a strong backlog position and the results of our restructuring activities are expected to result in significantly improved profitability compared to 2017.

The management team remains focused on successfully executing our organic growth strategy and attaining our three-year financial targets. With that, I'll turn it over to David for his comments.

David Martin:
Thank you, Chuck and good morning to everyone joining us today. Please turn to Slide 9. First, I'd like to frame our consolidated result of $0.32 per diluted share on an adjusted basis. As you can see, while our revenues and adjusted gross profits grew more than 10% from the third quarter of 2016, operating profits only grew 3.6%, as our operating expenses increased at a higher rate in certain areas of the business to support current and future growth.

Gross profit and the underlying margin should have improved more on stronger performance from our North American CIPP operations, Energy Services and certain of our operations in Corrosion Protection. The portions of the business now subject to restructuring actions in Infrastructure Solutions created the drag on operating earnings for the quarter of approximately $5 million.

The U.S. cathodic protection operation saw a pickup in earnings during the third quarter as compared to first half performance, but results were still down from the prior year results on lower volumes. I will touch on this in a bit more detail within the review of segment results.

Let’s first review the result for Infrastructure Solutions on Slide 10. Revenues grew nearly 10% over the prior year quarter to a record $174 million driven primarily by increased activity in the North American CIPP market on the back of a record backlog position at the end of Q2.

We also saw modest increases within the North America pressure pipe business as well as growth in our European CIPP operations. Results also benefited from the favorable settlement of licensing royalties of $3.9 million. The strength in revenues in North America CIPP also resulted in a record contribution to segment adjusted operating income that brought the segment adjusted operating margin to nearly 10%.

Compared to the prior year, adjusted gross and operating margins both declined by approximately 200 basis points stemming from the losses within the restructured operations in North America, Denmark, and Australia. These challenges offset the margin improvement within North American CIPP business as well as the U.K., where the market activity is picking up.

Now let's turn to Corrosion Protection on Slide 11. Revenues increased 8% to $102 million. The strong results demonstrated improved international performance for Tite Liner® pipe linings and our field pipe weld coating services. We also had a modest contribution from the deep water coating and insulation project early in the quarter.

We began in the third quarter on the two Tite Liner® projects in Central and South America as well as the onshore portion of the robotic internal pipe weld coating activity in the Middle East. The offshore portion of the Middle Eastern project will begin in earnest in early 2018.

Gross margins for the segment continue to benefit year-over-year from the performance on the deep water project, but it also improved significantly in our field pipe weld coating services driven by the start of the Middle Eastern project I just mentioned and an improved performance in field services.

Margins within cathodic protection were down slightly from the prior year, primarily due to slightly lower volume and some continued challenges for the U.S. operations. However, gross margins for the U.S. cathodic protection business improved sharply in Q3 after the weak first half performance.

Gross margins for the business were just over 20% for the third quarter versus nearly half that in the first half of the year. The performance improvement is a result of the infusion of new management and the aggressive focus on improved project execution and labor utilization.

Now let's move to Energy Services on Slide 12, where we saw yet another quarter of year over year improvement following the 2016 restructuring events to reduce upstream exposure in the platform. Revenues increased more than 19% from the prior year led by increases across all of our service lines, including base maintenance, turnarounds, and construction projects.

Turnarounds were the primary driver as we had some carryover of Q2 projects, plus we started some pre-turnaround activities in September on some sizeable Q4 projects. Base maintenance continues to benefit from the recently secured long-term contracts at new sites, which also improves our overall margins for the segment.

The increased turnaround volumes also improved margins since those projects typically generate higher profitability. We expect to close out the year in Energy Services with continued year-over-year improvement. The platform has a strong backlog position, with new construction projects along with turnarounds lined up for the first half of 2018.

Now let's turn over to cash flow on Slide 13. Our cash balance as of September 30th, 2017 was a healthy $104 million, which includes $9 million in cash associated with the held for sale entities. Operating cash flows in the third quarter improved 28% from the prior year period on an improved working capital position and despite the cash costs related to the restructuring and divestiture activities. This performance, combined with lower investment spending, led to a doubling of free cash flows in the quarter. We expect to close out the year with seasonally strong cash collections and remain in a good position to end 2017 with an operating cash flow of at least two times projected adjusted net income and free cash flow at or greater than adjusted net income in line with our objectives.

We continue to execute on our open market share repurchase program. During the quarter we spent nearly $11 million and acquired approximately 478,000 shares. Through the first nine months of 2017, we have spent $29 million and acquired 1.3 million shares. My expectation is that we will acquire all, or nearly all, of our authorization of $40 million for 2017 under the share repurchase program, depending on where our share price average is during the quarter. We have spent an additional $2.4 million in the first nine months to reacquire shares related out our equity compensation programs for employee tax obligations. Additionally, we noted in our press release that our Board of Directors recently approved another program for 2018 for up to $40 million in open market share repurchases.

Capital expenditures for the third quarter and the first nine months have trended below the prior year as we've been very focused on controlling our spending and on the key investments for growth. At this point, it is very reasonable to expect CapEx to end the year well below 2016 levels, and at or slightly above $30 million for the year.

If you turn to Slide 14, I’ll update you on the outlook for several other financial metrics. Consolidated adjusted operating expense in the third quarter was 15.6% of revenues, which reflects efforts to access new markets, fund future innovations and enhance our sales capabilities, which we’ve discussed each quarter this year. At the same time, we’ve begun to see the first fruits of our cost reduction programs as well. Consolidated operation expenses decreased $4.5 million sequentially from the second quarter of 2017, or 70 basis points as a percentage of revenue. I expect the full year adjusted operating expense will be approximately 16% of consolidated revenues, including some savings from restructuring efforts that we were able to realize during the fourth quarter, which will obviously benefit our earnings.

Interest expense in the third quarter was in line with our projection, and I continue to expect full year interest expense to be modestly higher than 2016 levels due to higher borrowings on our line of credit and rising interest rates on borrowings subject to floating rates.

The effective tax rate on adjusted pre-tax income in the third quarter was 32.7%, which reflects the greater proportion of pre-tax income from higher tax jurisdictions. For the first nine months of 2017 our affected tax rate on adjusted pretax income was at 28.9%. I expect the full year effective rate to be around the same level, nearing 30%, on adjusted pre-tax income, which excludes the impact from the restructuring, divestiture and impairment charges that were recognized in Q3 along with those expected to be incurred in Q4.

Non-controlling interest in the third quarter were a pickup in income due to the modest losses from the insulation coating joint venture in Louisiana and the operations in Mexico. I anticipate the non-controlling interest for the full year to approximate $3 million, which is slightly lower than the original guidance due to the third quarter results.

In conclusion, let's turn to Slide 15. We delivered third quarter results in line with the prior year. We are encouraged by the strong performance and growth trends that we're seeing that drove improvements from the prior year.

We are aggressively addressing those portions of the business that have hurt our results this year so that we may enter 2018 in a position of strength to capitalize on what we expect to be improving markets. The strategic actions we're taking are consistent with our long-term strategy, and strengthen the confidence and the commitment we have to achieve our three-year financial targets.

I will now turn the call over to the Operator to begin our Q&A session.

Operator:
Thank you. (Operator Instructions) Our first question comes from the line of Eric Stine from Craig-Hallum. Your line is open.

Eric Stine:
I was wondering if we could just start with New Iberia, and I know that obviously that process is underway, but just an update on the development work for that second project, and I guess the reason I’m asking that is there a way to structure this so that you potentially participate in some way in potentially a second project? Or is there a scenario where if that comes that you potentially change your mind and keep that?

Chuck Gordon:
I’ll answer that Eric, a couple key points. First of all, we are selling that portion of the business with the

Bayou business that makes that installation and provides that service. The next portion, we continue to do testing for it. We’re very involved with the customer on that. It’s probably a year away before we get an order, or something like that, or before Bayou gets an order.

The project will be significantly smaller than the Appomattox project. The one portion of the business that we are going to retain at Aegion is, we do provide joint coating activities on the barge, and we do that as part of our field service offer out of our coatings operation in Conroe, Texas. The technology that we used on the deep water project is also used for the field joint coatings. We will keep that portion of the business within Aegion, but the pipe coating and insulation business will be sold as part of the business.

Eric Stine:
Okay, so you mean that you’re talking that this will kind of be part of the CRTS?

Chuck Gordon:
The field joint coating sale, yes.

Eric Stine:
Then maybe on Tite Liner®, obviously you talked about the two projects in Central and South America. I know in the past you’ve talked about a nice pickup in North America. So just curious, some commentary there. Has that persisted and if so, I mean what do you attribute it to? Is it as simple as that oil markets are better? Is it stability in the price? Any thoughts there would be helpful.

Chuck Gordon:
Sure. The market in North America has improved, and in Canada. Our Canadian business has improved and I think that’s a function of the price of oil, absolutely. The business in the U.S. has been flat, I would say. It’s been a little bit more of a struggle to grow in the U.S. markets, so it’s a mix. I think as oil prices rise, it certainly helps that business and the Canadian business has seen the benefit of that. The U.S. business, not as much.

Operator:
Our next question comes from Craig Bibb of CJS Securities. Your line is now open.

Craig Bibb:
Great quarter, first of all. The CIPP business looks like it’s going to continue to be strong into 2018. Could you give us more color on where the demand is coming from and then highlight the pressure pipe market?

Chuck Gordon:
Sure. We typically have good visibility in that business out about six months. That’s pretty typical of what we see, and from where we sit today, we expect the market to continue to be strong as we enter 2018. We don’t see anything that would slow the business down. As we talked about in the Q1 call, we have made an effort to invest and secure business in geographies where we traditionally haven’t been strong, and what we’re seeing is that strategy has paid off this year and we’re going to continue down that path. There’s still more work to be done to move into areas where we traditionally haven’t done as much business. We’re going to continue the strategy and we’re excited about it.

The pressure pipe business is up modestly year-over-year. It’s not up as much as we expected it to be, but it is up year-over-year, and we continue to be very excited about it. We have a lot of work going on in product development to improve our products and to position us better. It’s not a market issue. We have enjoyed a wonderful waste water side. We do use some of the same resources. I think that’s probably hurt the effort a little bit, but we don’t see any indication that the market is not what we think it is and so we continue to be very excited about the pressure pipe market and it’s going to be really a primary focus for Infrastructure Solutions as we enter 2018 to gain more momentum in that market.

Craig Bibb:
Okay. In the first half of the year it sounded like your move into the new geographies you had expense and not a lot of revenue; now you’ve got some revenue. Is it still a net drag on margins, and will it be a net drag on margins (inaudible)?

Chuck Gordon:
No, I think what we saw in the first half was…what happens when you move in these geographies is you’re often bidding on projects, and then you start doing the work on those projects with crews from other areas of the country, and it isn’t efficient. It’s not as productive as we want it to be, and then you build up a little bit of backlog and you establish a permanent crew in the area. Where we’re at now is we’ve established those crews. They are up on line. We don’t expect the geographies that we entered in H1 to be a drag on earnings as we go forward. Certainly, as we enter new geographies there will always be a little bit of a period, probably three to six months, where it’s a bit of a drag on earnings, but we don’t expect to see a significant drag from the new areas as we go forward.

Craig Bibb:
Okay, and then you guys have put a lot of time into figuring out Australia in the last couple quarters. You consolidated facilities, but kind of what’s the roadmap from there?

Chuck Gordon:
Okay. There’s a couple of things that are critical to us in Australia. The first thing is we certainly have restructured that business, taken a lot of overhead out. We had multiple offices in a couple of cities that we’ve consolidated into single offices, but I think most importantly, we have a team over there, a core team, that’s pretty strong, but we had expanded the business past the point where they could really effectively manage the projects. What we’ve done is really focus down on our core areas, and we really refocused that business on the portions of the business that we can make money on. It will probably be a slightly smaller business when we come out of restructuring, but it will be a profitable business.

Craig Bibb:
Okay, and then I think in the beginning of the year you guys had some issues in the U.K. Could you give us an update there?

Chuck Gordon:
I’m sorry I missed what you said.

Craig Bibb:
I think in the beginning of the year you had purchased some of your U.K. affiliates, and there were changes you were planning there post that deal, and maybe just give us a broad update on the U.K.

Chuck Gordon:
Yes. We’re excited about the U.K. market. We acquired a company called Environmental Techniques in the first quarter and what we’ve seen there is the market is coming back, as we expected it would. We’re also in the process of integrating our Insituform business in the U.K. with the Environmental Techniques business.

Environmental Techniques brought us a very strong contract and management team, and we’re very pleased with that acquisition and have good expectations as we go forward with it. Like all acquisitions, you go through the integration phase, and we’ve done that and we’re excited about the business and the opportunity in that market.

Craig Bibb:
Okay, and then a last one. Energy Services construction is the new service you’re kind of trying to layer into that business. How big was that in the quarter and where does that play?

Chuck Gordon:
The construction business…we’ve always done construction business there, and it’s a combination of lump-sum work and time and material work. The construction business is less than 10% of total revenues and it’s a business that we’ve been in really since we acquired Schultz. I think we acquired that in the first quarter of 2015 and it’s always been a small part of the overall offer, but it’s less than 10% of the business, but what we find is that because of relationships that we have from the maintenance part of the business, we have customers that like to use us on the construction side, and we’ve, to date, been very successful executing those projects.

Craig Bibb:
One final one for David. David, I think you mentioned something about $33.9 million in royalties that came in the quarter. You were going real fast, so could you go back over that?

David Martin:
Yes. We had a dispute with one of our licensees and ultimately it led to a resolution of that during the quarter, and we were able to recognize the revenue.

Craig Bibb:
So you recognized it as revenue or was that pulled out of the adjusted…

David Martin:
It was. No, it was not pulled out. It is revenue because it’s ongoing licensing activity that we have across the Company.

Craig Bibb:
But you’re not going to get $33.9 million a quarter.

David Martin:
We won’t get $3.9 million every quarter, no we’re not.

Craig Bibb:
Oh, $3.9 million?

Chuck Gordon:
It’s $3.9 million.

David Martin:
$3.9 million.

Craig Bibb:
I thought you said $33.9 million.

Operator:
Our next question comes from the line of Bill Newby of D.A. Davidson. Your line is open.

Bill Newby:
You mentioned having some customer conversations on the Energy Service side about maybe expanding your service offering there. Maybe you could just talk a little bit more about what that would entail?

Chuck Gordon:
We’re looking at a couple different opportunities in Energy Services. We are primarily a maintenance services business. We do manage a large group of people in these refineries. There are several services, and I don’t want to talk about specifically what they are, but there are several services that the type of employee that we have in the refineries are well suited to perform for the refinery, and we’ve had refineries talk to us about expanding into those services. As we look into 2018, we expect to start that process.

Bill Newby:
Okay. So this would be something you could do more organically. It’s not something you would have to acquire (inaudible)?

Chuck Gordon:
It will absolutely be organic.

Bill Newby:
Okay. Then on the Bayou disposition, I guess you guys get into conversation with customers. Is there an expectation that there could be a potential for capital redeployment post that disposition, or how are you guys thinking about that?

David Martin:
Yes. What we said when we made the announcement regarding the disposition was that, as we’ve been doing, we have a combination of things that we’ll be using the cash for. We certainly will be using cash to pay down debt, as required under the credit facility, but also to keep our leverage at the appropriate level. Then we also have other investments we want to make in the business that we typically have done, and we will continue our share repurchase program.

Chuck Gordon:
As normal, we continue to look at acquisitions. We would certainly like to invest in the midstream cathodic protection area. The challenges are we have to find one that really fits our business that we feel we can integrate and that we feel very good about being successful with. If we can find that, acquisitions are certainly part of that strategy, but we’re going to be very prudent.

Operator:
(Operator Instructions) Our next question comes from Missa Sangamino of Stifel. Your line is now open.

Missa Sangamino:
So just a quick question on Energy Services. I was wondering how much of the strength is being driven by healthy end market conditions versus customer penetration or share gain.

Chuck Gordon:
I think that most of what we’ve achieved growth-wise over the last couple of years has really been share gain. If you take a look at the West Coast refining market, the overall activity in that market is pretty flat, and what we’ve been able to very successfully do is leverage our position in maintenance services and grow into some construction like we just talked about, but also into turnarounds, and it’s really a share of wallet gain and maintaining and growing market share.

Missa Sangamino:
Great, and just a quick follow-up there in terms of your 2018 outlook. I guess is growth being driven by expectations of more turnaround work, or are you baking in any expectations of growth from potential future services offerings?

Chuck Gordon:
Most of the growth is coming from what we see is going to be a strong turnaround market, and we’ve already had some of that in our backlog. We also believe the construction business will continue to do well. As we look at the new services business, what we would expect is we would start generating revenue next year. It’s an organic start up. I would expect those services not to add a lot of profit next year, but going into 2019 I would expect them to be profitable.

Missa Sangamino:
Great, that’s helpful. Then just one more. Turning to Corrosion Protection, I was wondering if you could talk about your outlook for maybe a rehab business versus new pipe business in North America, if you’re looking out to 2018 or 2019.

Chuck Gordon:
We certainly like both businesses. We do, to date, estimate that in our cathodic protection services business that about 75% of that business is conducted around existing pipelines. We see the rehab market, as we move forward, being a very good market for us and so we are really focused on rehab; but we certainly enjoy all the work that we do on new pipelines. So, it’s a combination of both, but the focus, as we go forward and where we really want to make sure we’re successful over the long term, is helping customers access and maintain their existing pipelines.

Operator:
Our next question comes from the line of Spencer Joyce of Hilliard Lyons. Your line is now open.

Spencer Joyce:
Chuck, maybe if we could jump back over to M&A for a second. I know we touched on it briefly a couple of moments ago. My question is, has there been any evolution of the strategy there over the last couple of quarters? It’s been a while since we’ve had consecutive quarters with no activity, just glancing back over a cash flow model here. Is that more to do with timing as you all have undertaken some restructuring activities or are you perhaps looking a little bit different direction there on the M&A front?

Chuck Gordon:
Remember that we talked in early October, last year, about three year targets, and we talked about those targets being obtained through organic growth. What we’ve seen in the marketplace, which is what we expected, is a nice organic growth opportunity for the Company and an opportunity for us to significantly improve our earnings per share over a three-year period by really focusing on organic growth. So, we’ve spent a lot of time on driving organic growth as opposed to M&A growth. We continue to look at a lot of companies. I think, as most of us are aware, multiplies are high. It’s certainly a seller’s market right now, but if we find companies that are a good fit with us that we can create value for our shareholders by acquiring, we’ll certainly do that, but our primary focus right now is certainly building the business organically.

Spencer Joyce:
So, you would still obviously characterize organic as kind of a clear number one as far as the strategic growth initiatives go?

Chuck Gordon:
That’s correct.

Spencer Joyce:
Finally, just for a second…just thinking kind of high level here, I know the hurricane impacts were cited in the pseudo pre-announce that we got a few weeks back. I was wondering if you could quickly kind of run down where we see some of the impacts. Was it mostly revenue? Some topline delays or were there perhaps some cost issues with resins or chemicals and such? Just kind of in a nutshell run down where we see some of those hurricane impacts on this quarter’s financials.

Chuck Gordon:
It was primarily work that was moved out of the quarter. So, if we think about Houston, it’s our largest cathodic protection services office. We also have an Insituform office there that runs five crews. We lost a week of work in both of those offices, but we were fortunate because neither office was hurt; our employees faired reasonably well. We did have some employees that were impacted, but we were pretty much back to work. We lost a week and then the next week we were pretty much back to work with crews in Corrosion Protection and in Insituform. We’re very fortunate, but we lost about a week’s worth of work in those two offices.

Then in Florida, we run 15 crews out of Florida. It’s a very good area for us on the Insituform side, and we lost work there because of the hurricane. So, they were down for about a week also. We were very fortunate because we didn’t lose much work in the areas. So overall, we felt like we were very fortunate.

When we put the press release together in early September, it looked like the impact was likely going to be more difficult, but none of our facilities were hurt. We didn’t lose any vehicles and our employees were able to get back to work very quickly. So overall, we felt like it pushed a couple of pennies out.

We won’t necessarily make that work up during the quarter because we’re pretty much running at capacity. So, I think what you’ll see is, what it really does is probably add a little bit of backlog to the end of the year, but overall, we were very fortunate and came out of the hurricane better than we expected.

Spencer Joyce:
Kind of in a nutshell here: some work delays, might see a little bit higher backlog to the end of the year, but as far as any major damage that may require an uptick in CapEx or anything like that, it seems like we’ve kind of sidestepped any of that kind of issue.

Chuck Gordon:
No. We were very fortunate, and I misspoke. We missed 15 crew weeks in total of Insituform work. I think about five of that was in Houston and about ten of that was in Florida, but 15 was the total number of crew weeks of work Insituform missed. So I misspoke, I apologize for that. But, no, we were very fortunate. No loss of equipment, no loss of facilities, and we were able to get back to work very quickly after the water cleared out.

Operator:
Our next question comes from Bobby Burleson of Canaccord. Your line is now open.

John Nacorski:
Hi guys. This is John Nacorski on for Bobby. So thanks for answering that hurricane question, as that was going to be my initial question. Just moving onto the Energy Services business, can you just touch upon how big can turnaround activity get in 2018, and kind of what would be the signs for strength throughout the full year as opposed to just what’s currently in the backlog.

Chuck Gordon:
So we believe that overall we have a pretty good feel from our customers, roughly what their turnaround activity is going to be. Certainly as we get within about three to six months of the turnarounds, we expect…we learn a lot more about exactly what their plan is, and the scope, and how many people we’ll have on site.

This year turnarounds were a little bit over $60 million. We expect them to be a little bit over $60 million for the year. You’ll see that number go up incrementally. I don’t want to leave you with the impression that that’s going to double or anything like that. It’ll be strong next year, but it’ll be incremental growth over that number.

Operator:
I’m showing no further questions at this time. I’d like to run the call back to Chuck Gordon, CEO, for any closing remarks.

Chuck Gordon:
Okay, thank you. As I mentioned earlier, Aegion’s key markets remain strong and our core businesses are sound. We will continue to aggressively address those portions of the business that are underperforming in order to restore them to profitability in 2018. The strength in our end markets, expected improvements in operations and multiple growth catalysts within each platform makes us excited about what the Aegion platform can deliver over the next 12 to 24 months, and what that means for shareholder value.

Thank you for joining us today and for your continued support of Aegion. I also want to thank our more than 5,000 employees worldwide that remain committed to achieving Aegion’s long-term targets. We look forward to updating you on our outlook for 2018 early next year. Thanks again for joining us.

Operator:
Ladies and gentleman, thank you for participating in today’s conference. This does conclude the program and you may all disconnect. Everyone have a great day.